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                     February 28, 2022

       Diane Bessette
       Chief Financial Officer
       Lennar Corporation
       700 Northwest 107th Avenue
       Miami, FL 33172

                                                        Re: Lennar Corporation
                                                            Form 10-K for the
Fiscal Year Ended November 30, 2021
                                                            Filed January 28,
2022
                                                            File No. 001-11749

       Dear Ms. Bessette:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction